Description of Securities

The authorized capital of the Company consists of an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares without par value (referred to herein as the “enCore Preferred Shares”).

The Common Shares are subject to the following rights, privileges, restrictions and conditions:

a)    the holders of the Common Shares are entitled to receive notice of, and attend at, and to vote in person or by proxy at general meetings of enCore shareholders and will be entitled to one vote for each such enCore Share held;

b)    subject to the rights of the enCore Preferred Shares as determined by the directors and in accordance with enCore’s Articles, the directors may, in their discretion, at any time and from time to time declare and cause enCore to pay dividend on the Common Shares; and

c)    subject to the rights, privileges, restrictions and conditions attaching to the enCore Preferred Shares, in the event of liquidation or dissolution of enCore or other distribution of assets of enCore among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of the Common Shares will be entitled to share equally, share for share, in the distribution of the remaining property and assets of enCore.

The rights and restrictions attached to the Common Shares may be altered by resolutions of the enCore Board, subject to the Business Corporations Act (British Columbia).

The enCore Preferred Shares are subject to the following rights, privileges, restrictions and conditions:

a)    the enCore Preferred Shares may from time to time be issued in one or more series and subject to the following provisions, the directors may fix from time to time before such issue the number of shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of enCore Preferred Shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions, and the directors may, by resolution, authorize and cause enCore to alter its Notice of Articles to reflect any creation of one or more series or other change in the authorized shares structure of enCore;

b)    the enCore Preferred Shares of each series will, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of enCore, whether voluntary or involuntary, or any other return of capital or distribution of the assets of enCore among its shareholders for the purposes of winding-up its affairs, rank on the parity with the enCore Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares of enCore ranking junior to the enCore Preferred Shares. The enCore Preferred Shares of any series may also be given such other preferences, not inconsistent with enCore’s Articles, over the Common Shares and any other shares of enCore ranking junior to such enCore Preferred Shares as may be fixed in accordance with enCore’s Articles;
c)    if any cumulative dividends or amounts payable on the return of capital in respect of a series of enCore Preferred Shares are not paid in full, all series of enCore Preferred Shares will participate rateably in respect of accumulative dividends and return of capital; and

d)    unless the directors otherwise determine in the Articles or Notice of Articles designating a series, the holder of each share of a series of enCore Preferred Shares will not, except as otherwise specifically provided in the BCBCA, be entitled to receive notice of or vote at any meeting of the enCore shareholders.
The rights and restrictions attached to the enCore Preferred Shares may be altered by resolutions of the enCore Board, subject to the Business Corporations Act (British Columbia).